UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2019 (December 5, 2019)

THE WENDY’S COMPANY

(Exact name of registrant, as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dave Thomas Boulevard, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

(614) 764-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 par value	WEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 5, 2019, the Board of Directors of The Wendy’s Company (the “Company”) approved a plan to realign and reinvest resources in its Information Technology organization to strengthen its ability to accelerate growth. The Company will be partnering with a third-party global IT consultant on this new structure to leverage their global capabilities, which the Company believes will enable a more seamless integration between its digital and corporate IT assets. The Company expects that the realignment plan will reduce certain employee compensation and other related costs that the Company intends to reinvest back into IT to drive additional capabilities and capacity across all of its technology platforms. The Company expects the majority of the impact of the realignment plan to occur at its Restaurant Support Center in Dublin, Ohio.

The Company expects to incur total costs of approximately $13 to $15 million related to the realignment plan, including approximately $8 to $9 million of severance and related employee costs and approximately $5 to $6 million of third-party and other costs. The Company expects the costs to be recognized beginning in the fourth quarter of 2019 and continuing into the first half of 2020. The Company expects that substantially all of the total costs of the realignment plan will consist of cash expenditures, which are expected to begin in the fourth quarter of 2019 and continue through 2020 and into 2021, with approximately $12 million of the total cash expenditures occurring in 2020.

Item 7.01	Regulation FD Disclosure.

As a result of the expected costs related to the realignment plan described in Item 2.05 above, the Company is updating its free cash flow outlook for 2020. The Company now expects to achieve free cash flow in 2020 of approximately $230 to $240 million, excluding the approximately $20 million tax-effected impact from the settlement of the Financial Institutions case, which the Company expects to occur in early 2020. Including the impact of the settlement, the Company now expects free cash flow in 2020 of approximately $210 to $220 million.

Free cash flow is a non-GAAP financial measure. As a result of the adoption of the new revenue recognition accounting standard in the first quarter of 2018, the Company now defines free cash flow as cash flows from operations minus (i) capital expenditures and (ii) the net change in the restricted operating assets and liabilities of the advertising funds and any excess/deficit of advertising funds revenue over advertising funds expense included in net income, as reported under GAAP. The impact of the Company’s advertising funds is excluded because the funds are used solely for advertising and are not available for the Company’s working capital needs. Due to the uncertainty and variability of the nature and amount of the expenses and benefits that are excluded from free cash flow, the Company is unable without unreasonable effort to provide projections of net cash provided by operating activities or a reconciliation of free cash flow to net cash provided by operating activities.

The information in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. Furthermore, the information in this Item 7.01 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act.

Forward Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “Reform Act”), including the cost estimates related to the realignment plan described in Item 2.05 above and the expected impact on the Company’s free cash flow outlook for 2020 as described in Item 7.01 above. Such forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. These factors include, but are not limited to, the factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Wendy’s Company

Date: December 9, 2019	By:	/s/ Michael G. Berner
Michael G. Berner
Associate General Counsel – Corporate and
Securities, and Assistant Secretary

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